SECURITIES  AND  EXCHANGE  COMMISSION

Washington,  D.C.  20549

FORM 10-KSB



(Mark One)

 	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 		1934

 					For the fiscal year ended  December 31, 1996



OR



 TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT

	OF 1934

 		For the transition period from ______________ to
_______________

Commission file number 0-19685



METROVISION OF NORTH AMERICA, INC.

(Exact name of registrant as specified in its charter)



             New York
16-1276525

(State or other jurisdiction of		(I.R.S. Employer Identification
No.)

incorporation or organization)



424 Madison Avenue, New York, New York	      10017

     (Address of principal executive offices)	    (Zip Code)



Registrant's telephone number, including area code:	(212)
759-2850



Securities registered pursuant to Section 12(b) of the Act:
None.

Securities registered pursuant to Section 12(g) of the Act:



                                                      Common
Stock, par value $.001 per share
                           (Title of class)



                                     Class B Warrants to
purchase one share of Common Stock
                     	 (Title of Class)



                              Units consisting of six shares of
Common Stock                                				(Title of Class)





	Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the
Securities Exchange Act of 1934 during the preceding 12 months
(or for such shorter period that the registrant was required to file such report(s)), and (2) has been subject to such filing
requirements for the past 90 days. Yes    X    No



	Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB .



	As of March 22, 1997, 7,241,664 shares of common stock were outstanding. The aggregate market value of the voting stock held by persons who are not officers or directors (or their affiliates) of the Registrant, including 648,535 shares of 5% Series A Convertible Preferred Stock which is convertible into an equal number of shares of common stock, based on the average bid and asked prices of the common stock on March 22, 1997 as quoted on the electronic bulletin board commonly referred to as the "pink sheets", held by non-affiliates of the Registrant was approximately $837,787.

ITEM 1. BUSINESS



Recent Developments



	Since inception, the Company has generated limited revenues, has incurred significant losses, and anticipates that losses will continue until the Company generates sufficient advertising and system sale revenues to offset its operating costs.



	On March 10, 1997, the Company entered into an agreement wherein it issued an option to purchase the operating and fixed assets of MetroVision for an aggregate of $400,000 in cash and debentures. The option will automatically expire September 1, 1997. On March 11, 1997 the Company received proceeds totaling $25,000 in consideration of the option.



	On March 14, 1997, the Massachusetts Bay Transit Authority notified the Company that it was terminating its contract with MetroVision effective immediately Citing default for failure to make certain payments, the MBTA has stated it would exercise its rights pursuant to certain provisions contained in the agreement and liquidate MetroVision's system assets currently located on MBTA property.



General



	MetroVision of North America, Inc. (the "Company") owns and operates the Commuter Channel, a video cable network for the mass transit industry. The Commuter Channel displays a program cycle of generally 10 to 12 minutes which is segmented into information from transit authorities; news, weather, sports and entertainment headlines; and advertising. The Company utilizes full-motion video advertising and programming, which it believes enhances the Commuter Channel's appeal to its viewing audience as well as to national and regional advertisers. Broadcasts on the Commuter Channel are displayed 24 hours a day, seven days a week, on large screen video display monitors and projection screens situated on rail platforms and in passenger waiting areas.



	The Commuter Channel is currently installed in the Port Authority Trans Hudson ("PATH") system in New York and New Jersey, the Southeastern Pennsylvania Transit Authority ("SEPTA") system in Philadelphia, Pennsylvania and in the Bay Area Rapid Transit ("BART") system in the San Francisco Bay Area in California. In addition, the Company is currently installing its electronic display system in 21 New Jersey Transit stations and has several smaller installations in other markets. The Commuter Channel is designed to be the primary means by which transit authorities communicate information to commuters using their systems. Transit information is input directly by transit authorities and includes schedule information, route maps, delay and emergency information. The Company believes the Commuter Channel is an attractive communications medium to transit authorities in that it provides them with a state-of-the-art information system and offers them commissions on advertising sold on the Commuter Channel.



	The Company derives its revenues from the sale or barter of advertising and news information segments on its networks and the sale of its complete video display network to transit authorities. In addition, news, weather, sports and entertainment headlines displayed on the Commuter Channel are obtained from several information providers, certain of whom pay the Company fees for access to the Commuter Channel. The
Company believes that a principal attraction of the Commuter Channel to advertisers is that it targets commuters during times when they are otherwise unreachable by conventional visual broadcast media.



	MetroVision's objective has been to expand its video cable network into transit systems through the sales of complete systems to transit authorities seeking to comply with the
Americans with Disabilities Act ("ADA").   The ADA requires
transit authorities that provide verbal transit information to also provide visual information to users. MetroVision believes that the ADA will allow it to expand its networks without having to capitalize equipment and installation costs. MetroVision believes that the Commuter Channel will be an attractive media alternative for advertisers attempting to reach large audiences with upscale demographic characteristics in captive environments.













Proposed Merger



	On May 10, 1996, the Company, York Hannover Pharmaceuticals,
Inc. ("York Hannover") and Stockbridge Investment Partners Inc.
("Stockbridge") entered into an Agreement and Plan of Merger
(the "Merger Agreement") for the merger of York Hannover, a
wholly owned subsidiary of Stockbridge, with and into the
Company. Under the Merger Agreement, MetroVision would issue shares of its common stock to Stockbridge equal to approximately
72.5 percent of its total shares outstanding on a post merger basis, after giving effect to a 4.6 for 1 reverse split of
MetroVision common stock.  The Company's name would be changed to "York Hannover Health Care, Inc."  On February 5, 1997, the
Company filed an amended registration statement on Form S-4 to among other things register 4,000,000 shares of Common Stock in
connection with the merger.  													A special meeting of
the Company's shareholders is scheduled for April 1, 1997, at which the shareholders will be asked to consider the approval and adoption of the Merger Agreement and the Merger.  If the
Merger is consummated, the Company's principal business will be that currently conducted by York Hannover, which is the
purchase, repackaging and dispensing of prescription and non prescription medication in accordance with physician orders, and the delivery of prescriptions to a facility for administration to individual patients by the facilities nursing staff.  The current business will be continued pending sale or other
disposition.  In March 1997, the Company granted an option to an unaffiliated third party to purchase the Company's assets for cash and securities.  The option expires by its terms in
September if not theretofore exercised.



Background



	ALTERNATIVE MEDIA. MetroVision believes it presents advertisers with an attractive, highly focused, place-based media outlet. "Placed-based media" is a phrase generally applied to new means of presenting advertising to highly-targeted or niche (specialty) markets. The place-based media industry has emerged in response to a perceived fragmentation of the mass market and the resulting reduced efficacy of mass marketing advertising. In contrast to mass marketing, place-based media seeks to target and isolate smaller, more discreet, stratified market segments.



	MASS TRANSIT ADVERTISING.  	There has been substantial
advertising in mass transportation systems. MetroVision believes that advertising in mass transportation systems has generally been recognized as an effective means for advertisers to reach large audiences with attractive demographic characteristics. Advertising within public transportation systems (i.e., urban rail, commuter rail), generally has consisted of transit shelter advertising. In both cases, consumers can be exposed to multiple advertising methods over an extended period of time, enhancing recall and effectiveness. According to the American Public Transit Association, nearly 8.4 billion riders rode on the nation's transit systems, many of whom were commuting to work. This ridership has augmented the desire of advertisers to reach this attractive audience and the need for transportation operators to provide timely and relevant information to passengers.



	According to Impact Resources, Inc. (MART), the consumption habits of commuters in the transit systems in which the Company's network is installed indicate that they are generally well-educated, high income, young to middle-aged adults.
Additional research provided by Suburban Associates Marketing Research indicates strong advertising recall rates among the Company's viewing audience, which the Company believes confirms the Commuter Channel's effectiveness.



Company Strategy



	The Company's primary objective has been to expand its video cable network into transit systems through the sales of complete systems to transit authorities seeking to comply with the Americans with Disabilities Act .



	Historically, MetroVision has financed the purchase and installation of the equipment necessary to fulfill a contract with a transit system. More recently, MetroVision has shifted its strategy to sales of "turn-key" systems to transit authorities seeking to comply with the ADA, which requires transit authorities that provide verbal transit information to also provide visual information to passengers. MetroVision believes that "turn-key" sales do not put such a strain on its very limited financial resources because the costs of installation are borne by the customer. In addition, MetroVision believes such sales, to the extent they are realized, carry significantly higher operating margins than are associated with advertising revenue. MetroVision has completed the installation of the Commuter Channel in transit systems operated by the Rhode Island Public Transit Authority (RIPTA) and the Niagara Frontier Transit Authority (NFTA) and is installing the Commuter Channel for New Jersey Transit (NJT). The completion of these installations not only provides
revenues	from installation, but also provides an expanded
network for MetroVision to market to advertisers and others without a significant cash outlay. In addition, MetroVision believes that its network is an attractive media alternative for advertisers attempting to reach a large audience with attractive demographic characteristics in captive environments.
MetroVision believes the principal attractions of the Commuter Channel to advertisers include the following:



They target commuter/business travelers during times when they are otherwise generally unreachable by conventional visual broadcast media.

They offer advertisers flexibility to vary advertising based on the time (such as time of day or day of week) or location (such as specific stations or cities) of the broadcast. Creative messages can be changed on short notice.

Commuter/business travelers represent captive audiences who are attracted to the prominently located monitors to view important transit and other information such as information related to local events, ground transportation or traffic.



	The Commuter Channel is also designed to be a primary means by which transit authorities communicate information to commuters in their respective transit systems. MetroVision believes the Commuter Channel is an attractive communication medium to transit authorities in that:



		   The authorities are provided with state-of-the-art information systems (including high-resolution video display monitors and computers), as well
as installation,                                 maintenance,
training and programming services.



The authorities receive commissions on all advertising sold on the Commuter Channel in their respective transit systems.

 The authorities are allotted, at no charge, approximately
one-third     of  the time in each program cycle on the network
for transit or       other information such as information
related to local events,            ground  transportation or
traffic.

System Configuration and Programming



	The Commuter Channel installation generally consists of high-resolution video display monitors and personal computers. The number of monitors installed at a particular location can vary depending upon the size and configuration of the location. Monitors at each location are connected via coaxial cables to, and are controlled by, one of several IBM-compatible personal computers which are generally located in non-public areas.
These "display" computers receive information via telephone communications lines from four separate input sources:
MetroVision, transit authorities, advertisers and information providers with computers through which they can continuously input and broadcast their respective information to the network.
 Information from transit authorities includes schedule information, route maps, delay and emergency information. News, weather, sports and entertainment headlines displayed on the Commuter Channel are obtained from several information providers, including national and local news sources.



	MetroVision generally installs a computer at the transit control center for the transit authority's convenient input and broadcast of important delay and emergency information. The public relations department of the transit authority will often also have a second input computer for broadcast of public awareness messages. Similarly, the computers for the information providers, such as ABC local affiliate, KGO News, are generally installed in editorial or news rooms for easy input of news updates.



	Advertising creative is supplied by advertisers to MetroVision. The creative is then digitized and edited by MetroVision's production staff. Creative which takes the form of full-motion video is transferred onto a video disc by MetroVision.
Typically, advertisers will send MetroVision advertising copy which is stored on laser disks or scanned into a computer and then edited. All advertising messages are stored in the display computers or laser disk for broadcast as scheduled by the advertiser.



	Each display computer has a continuously running program cycle which is divided into separate time allocations or "slots," each of which is dedicated to transit information; news, weather, sports and entertainment headlines or advertising. From their respective computers, transit authorities and information providers can update and change only the information in their respective slots in the program cycle. Advertising is changed or added by MetroVision. MetroVision can also change the composition or order of the program cycle and any of the slots in the broadcast.



	A key component of MetroVision's network is the computer software system which controls the trafficking and display of all segments of programming on the Commuter Channel. In November 1992, MetroVision received an exclusive long-term license to use this software in the mass transportation market. See "--Software License Agreement."



Advertisers and Information Providers and Video Installations



	MetroVision derives its revenues principally from the sale of advertising on the Commuter Channel. There are generally sixteen 15-second advertising slots in a program cycle (not
including advertising by information providers in their
programming slots).   Each 15-second slot can be further divided
into several separate slots which can convey an advertising
message on consecutively displayed images or video clips, or be interspersed to provide greater frequency of display.
MetroVision's agreements with transit authorities generally
allow the transit authorities to reject advertising to be
displayed on the network in their respective system if they deem it objectionable. Advertisers have the opportunity to have advertising and other information presented on a total network basis, individual transit market basis or individual station basis.  Advertising agreements are generally short-term (one year or less) and may be canceled by the advertiser in certain circumstances. Certain advertisers are guaranteed product category exclusivity. In addition to advertisers, certain information providers pay MetroVision fees for access to the network.  Fees from information providers presently represent a
significant portion of the Company's revenues.   MetroVision
generally seeks to have information providers for national and/or local news, financial news; weather and sports and entertainment.



	Advertisers and information providers broadcasting on the Commuter Channel at December 31, 1996 include Dow Jones Telerate, the New Jersey Lottery and the ABC local affiliate KGO (San Francisco). For the fiscal year ended December 31, 1995, MetroVision's five largest advertisers and information providers accounted for approximately 67% of revenues, with ABC News and KGO-TV accounting for approximately 31% and 9% of gross advertising revenues, respectively. For the fiscal year ended December 31, 1996, MetroVision's five largest advertisers and information providers accounted for approximately 67% of advertising and news service revenues, with Dow Jones Telerate and KGO News accounting for approximately 13% and 10.5% of revenues, respectively.



Installations and Installation Contracts



	The Commuter Channel is currently installed in New York/New Jersey's PATH system, Philadelphia's SEPTA system and San Francisco/Oakland's BART system. The New York, Philadelphia and San Francisco metropolitan areas are three of the largest mass transit markets in the United States as measured by annual commuter trips. MetroVision typically seeks to install the Commuter Channel in the stations of a transit system with the highest level of commuter traffic.



	The table below sets forth information with respect to the Company's primary and contracted installations of the Commuter
Channel:

	 Installation Location 	No. of Stations 	No. of  Monitors 	No.
of Computers 	No. System Entries (1)

New York/New Jersey (PATH) 	10 	120 	12 	5,205,000

Philadelphia, Pennsylvania (SEPTA) 	 8 	 52  	10 	6,059,500

San Francisco, California (BART) 	6 	112 	16 	5,003,440







	The following is additional information relating to the Company's primary installations:





	The Port Authority Trans Hudson (PATH) System. The PATH commuter rail line provides access to Manhattan's downtown and midtown business districts for New Jersey residents. Installation of the Commuter Channel in PATH commenced in 1989. MetroVision's agreement with PATH was amended on December 31, 1996 for an indefinite term, subject to earlier revocation or
termination as provided in the permit.    All of the Company's
installations at the Path Stations have been upgraded to allow for the display of full-motion video. MetroVision is required to pay PATH a monthly commission based on the net revenues MetroVision receives from sales of advertising (not including revenues, if any, received from information providers) on the Commuter Channel in PATH. This monthly commission is determined on an annual basis using several components, including the number of passengers in the PATH system during the previous 12 months and the advertising rates charged by MetroVision, and is subject to an overall maximum of 20% of net revenues. For the fiscal year ended December 31, 1996, the monthly commission was 12 1/2%. In the event all of MetroVision's advertising slots are sold, PATH would be entitled to a greater percentage of the net revenues received by MetroVision from the sale of advertising displayed during program cycle time otherwise reserved for use by PATH. MetroVision's agreement with PATH, in accordance with what MetroVision believes is PATH's policy and practice for all of its vendor agreements, is non-exclusive and terminable on 30 days notice by PATH.



	 The Southeastern Pennsylvania Transit Authority (SEPTA)
System.   SEPTA operates a commuter rail line connecting
Philadelphia to its suburban areas, including the Main Line area and Bucks County. The Commuter Channel at SEPTA commenced operations in 1987. On July 5, 1995, MetroVision entered into a revised operating agreement. MetroVision's agreement with SEPTA expires July 5, 1998 and provides MetroVision with a right of first refusal. MetroVision is required to pay SEPTA commissions equal to 50% of MetroVision's net revenues from sales of advertising on the Commuter Channel in SEPTA.



	The Bay Area Rapid Transit (BART) System. The BART commuter rail network connects downtown San Francisco with the Bay Area's other major cities and suburbs, including Oakland and Alameda and Contra Costa counties. MetroVision's agreement with BART expires in July 1999. Subject to mutual agreement by the parties for an extension and on the amount of the commissions to be applied during the extended term, MetroVision may renew the agreement for an additional 36 months by giving BART written notice at least 30 days prior to the expiration of the agreement's initial term. MetroVision is obligated to pay BART
10% of MetroVision's net revenues from sales of advertising (not including revenues, if any, from information providers) on the Commuter Channel in BART during the first five years of the agreement and 12% of its net revenues for the remaining two years of the initial term.





	Other Installations. The Company has completed the installation of or is in the process of completing the installation of the Commuter Channel in transit systems operated by the RIPTA , NFTA and NJT. RIPTA and NFTA will receive 20% of the advertising revenue received from the sale of advertising on their respective systems. The Company will be responsible for on-going maintenance costs which are to be funded through from advertising revenues.



	In addition, the Company has several smaller installations, at the McKinley Transportation Center in Stamford, Connecticut and in other markets. These include installations in various non-rail locations, including bus stations and bus stops, in Syracuse and Rochester, New York. Revenues from these installations have not been, and are not expected to be, material to the Company's business.



Sales and Marketing



	MetroVision markets its network to two primary client sources: advertisers and transit authorities. MetroVision's marketing and sales are primarily handled in house by MetroVision's
President and to a lesser extent, using outside sales representatives. The sales representatives are generally compensated on a commission basis, which is typically 10% to 15% of net advertising sales. To assist its sales process, MetroVision utilizes research materials detailing, among other things, demographic characteristics of commuters in the transit systems in which MetroVision's network is installed. In addition, MetroVision has prepared presentation materials for advertisers, including brochures and an audio/visual promotional tape focusing on the successful use of the Commuter Channel by certain advertisers.



	MetroVision markets its network to transit authorities principally by direct contact and presentations through membership in an industry trade association and participation in industry conventions and trade shows. Because transit authorities are predominantly municipal or government related or supported, these entities may be required to award contracts after issuance of requests for proposals and pursuant to competitive bidding. MetroVision is currently engaged in on-going discussions with various transit systems relating to the installation of its network. MetroVision believes that its existing installations are an important competitive factor in the marketing of its network to transit systems.



Software License Agreement



	The Company licenses the software which controls the trafficking and display of all segments of the Commuter Channel's programming from Target Vision, Inc. ("Target Vision") pursuant to an exclusive long-term license. The Target Vision license is an exclusive license to use the software in all transportation centers, bus stations, subways, and train stations, in the United States. The Company acquired the software license pursuant to an agreement dated November 1, 1992 with Target Vision in consideration of a single payment of $150,000. In addition, the Company was obligated to pay minimum quarterly servicing and use fees to Target Vision of $25,500 per quarter in 1993 increasing to $30,000 per quarter through 1996, at which time, the license to use the version of the software in use at such time became perpetual. On September 30, 1996 MetroVision notified Target Vision that it would not automatically renew its software license agreement.



Equipment Suppliers and Installation



	The Company typically purchases television monitors, computers, kiosk enclosures, and other installation equipment immediately prior to their installation. Equipment used in connection with the Company's network is obtained from various sources. The
Company believes that there are multiple sources for all the equipment comprising the Commuter Channel. The Company does not anticipate difficulties in obtaining equipment necessary to conduct its business or install new systems from current suppliers or alternative sources. The Company has contracted with several companies for the fabrication of kiosk units and enclosures in which to house television monitors. The Company uses both in-house technicians and, local contractors for each installation project. The Company does not anticipate any difficulty in identifying qualified local contractors.





System Maintenance and Security



	The Company utilizes both in-house staff and outside contractors for the cleaning and maintenance of its network equipment. Cleaning and minor repairs are performed by in-house technical service personnel in the New York, New Jersey, Boston and Philadelphia markets. In the other markets, these services are provided by outside contractors. The Company believes that the cost of retaining in-house staff is comparable to the cost of utilizing outside contractors for these tasks. The Company currently contracts for computer repair work and monitor repairs on an as-needed basis with local firms. The Company believes that alternative sources of these services are readily available.



	All of the Company's monitors are located in enclosures and kiosks that are equipped with locking devices and are specially designed for durability and safety in construction. Ceiling mounted monitor enclosures are designed to support significantly more weight than that of the monitor itself, and kiosk structures are bolted directly to the floor. The Company has experienced minimal losses due to theft and/or vandalism. In addition, the Commuter Channel software has been designed to minimize the risk of unauthorized access to the network.



Competition



	The Company believes the Commuter Channel is the only network of its type currently installed in mass transit locations. The Company believes that its existing installations are an important competitive factor in the marketing of its network to prospective transit systems as well as in the sale of
advertising.    The Company's business could be adversely
affected by the broad commercialization of competitive networks or new media which have the same benefits to advertisers as the Commuter Channel.



	The Company competes generally for advertising dollars with national, local and cable television; radio, magazines and billboards, including billboards and other similar forms of
advertising located in various transit systems.   There are a
number of companies, including Gannett Transit, Ackerley Communications, Inc. and Transportation Displays, Inc. that have established a significant position in the transit advertising industries and target national, regional, and local advertisers.
 The Company's network also competes for advertising dollars with other newer, highly-targeted alternative media advertising.
 The Company believes that the principal competitive factors affecting its business are the ability of its network to reach its target audience efficiently and the ability to demonstrate to advertisers the cost-effectiveness of the Company's service as compared to other forms of advertising.



Trademarks, Proprietary Information and Patents



	The Company has registered its trademark, Commuter Channel, with the United States Patent and Trademark Office covering the broadcast of video transmissions in the mass transit industry.
The term of this registration is 20 years (expiring in 2010) and is renewable indefinitely if the mark is still in use at the time of renewal. The Company's rights in the Commuter Channel mark are a significant part of the Company's business.
Accordingly, the Company intends to maintain its mark and related registrations. The Company does not hold any patents.



Employees



	As of March 22, 1997, the Company employed 12 persons, including two in executive positions, one in graphic production, five service and maintenance technicians, two in management positions, and two administrative support staff. None of the Company's employees is covered by a collective bargaining agreement. The Company believes that its relationship with its employees is satisfactory.



Executive Officers



	The executive officers of the Company and their respective ages and positions with the Company are set forth in the following table:



	 Name             	Age 	Position

Robert F. Hussey 	 47 	President and Director

Joseph A. Calabrese 	44 	Managing Director and Director

David M. Fancher 	36 	Chief Financial Officer, Secretary and
Treasurer





	Robert F. Hussey has served as a Director of the Company since February 1991 and was named President of the Company in June
1991.  From July 1985 to May 1991, Mr. Hussey was President and
Chief Executive Officer of POP Radio Corporation, an alternative media company which created an in-store broadcasting network.
POP Radio was purchased in 1991 by Heritage Media Corporation.
From 1979 to 1985, Mr. Hussey was Vice President of Grey
Advertising. Mr. Hussey has also held marketing positions at E.F. Hutton and American Home Products. He is a director of
Ivex Corporation, a private Company engaged in flight simulation/virtual reality hardware and software design and manufacturing. Mr. Hussey is a graduate of Georgetown
University and received his MBA from George Washington
University.



	Joseph A. Calabrese co-founded the Company in 1986 and served as Executive Vice President, Secretary, and a Director of the Company from 1986 to November 1993. In November 1993, Mr.
Calabrese was named Managing Director of the Company.  Mr.
Calabrese presently serves as Executive Director of Central New
York Regional Transit Authority.  From 1978 to 1986, Mr.
Calabrese was Assistant General Manager of the Central New York Regional Transit Authority. From 1975 to 1978, Mr. Calabrese held various positions with the Central New York Regional
Transit Authority. Mr. Calabrese holds a B.S. in Economics from Syracuse University and a M.B.A. Degree from the University of Buffalo. Mr. Calabrese has completed fellowship programs at Northeastern University, The University of Chicago and at the
Wharton School, University of Pennsylvania.



	David M. Fancher joined the Company in November 1994 as Principal Financial Officer. On January 1, 1995, Mr. Fancher was named Secretary and Chief Financial Officer of the Company. Mr. Fancher has 13 years experience in financial management, accounting and fiscal control. Mr. Fancher is a graduate of Monmouth University with a B.S. Degree in Business Administration. Prior to joining the Company, Mr. Fancher served as Controller for McMillan Publishing, Professional Business Reference Division from 1991 to 1994, and Chemical Waste Management, a wholly owned subsidiary of Waste Management, Inc. from 1988 to 1991.







ITEM 2.	PROPERTIES



	The Company's headquarters are located at 424 Madison Avenue, New York, New York 10017. The Company rents the space on a month-to-month basis at a rate of $1,250 monthly.  The Company believes that suitable alternative office space is readily
available on substantially similar terms.   The Company also
leases space in San Francisco, Boston, Newark and Woodbridge.



	The Company believes that its facilities are adequate for its current operations and for the foreseeable future.





ITEM 3.	LEGAL PROCEEDINGS



	On October 23, 1996 Leewood Avery, an individual (the "Plaintiff"), filed a complaint against MetroVision, MetroVision's subsidiary, Touchtel, Inc., and one other defendant in the Superior Court of Cobb County, Georgia (Civil Action No. 9617567-33), alleging a default by MetroVision and the other defendants under a promissory note and related guarantees in the amount of $75,505.17, which indebtedness is recorded on MetroVision's consolidated balance sheet at December 31, 1996. The Plaintiff sought damages in the amount of the note plus interest thereon at the rate of 1.5% above the prime rate and $3,775.00 in late fees associated with the promissory note. On January 28, 1997, MetroVision and the Plaintiff entered into an agreement pursuant to which MetroVision has agreed to pay to the Plaintiff the sum of $61,325 in full satisfaction and discharge of all of the Plaintiffs claims, which payment shall be made in installments through July 1, 1997. The Plaintiff has agreed to dismiss the lawsuit against MetroVision for the total amount allegedly due less any payments theretofore made by MetroVision. Except as stated above, MetroVision is not party to any material legal proceedings.



ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS



	none.



PART II



ITEM 5.	MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED

	STOCKHOLDER MATTERS





	MetroVision's Common Stock and Units (consisting of six shares of Common Stock and one Class B Common Stock Purchase Warrant
(which Warrants expired on November 4, 1996) are traded in the over-the-counter market under the symbols "MVTV" and "MVTVL" respectively. Until May 22, 1996, the Common Stock and Units were included for quotation on the Nasdaq SmallCap Market. On that date, the Common Stock and Units were delisted from the SmallCap Market for failing to meet certain listing criteria.
Consequently, since May 23, 1996, the Common Stock and Units have traded on an electronic bulletin board established for securities that do not meet the Nasdaq SmallCap listing requirements. The following table sets forth the periods indicated the range of high and low bid prices for the Common
Stock and Units as reported by Nasdaq on the SmallCap Market prior to May 23, 1996 and as reported on the electronic bulletin board thereafter. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.



	 	Price per Share 	 		Price per Unit

 	High 	Low 		High 	Low

1997   1st Quarter  	 5/32 	 1/8 		 5/8 	 5/8

1996   4th Quarter  	 1/8 	 1/8 		 5/8 	 5/8

 3rd Quarter   	1/4 	1/8 		 1 1/4 	1/2

  2nd Quarter 	1/2 	1/8 		 2 	1 1/4

  1st Quarter  	3/8 	1/8 		  1 	5/8

1995    4th Quarter  	 3/16 	 1/8 		 1 1/16 	 1

   3rd Quarter 	3/16 	1/8 		1 1/8 	3/4

   2nd Quarter 	3/16 	1/8 		 1 	3/4

   1st Quarter 	1/4 	1/8 		1 1/4 	1











	As of March 22, 1997 there were 7,241,664 shares of Common Stock, held of record by approximately 166 holders. The Company believes that certain holders of record hold for significantly more beneficial owners. The closing bid prices for the Company's Common Stock and Units on March 22, 1997 were 1/8 and 5/8 respectively.



	To date, the Company has not paid any dividends on its Common Stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend on the Company's earnings, its capital requirements and
financial condition and other relevant factors.  The Company does not expect to declare or pay any dividends in the
foreseeable future.   Further, payment of dividends on the
Common Stock will be subject to the prior payment of dividends on the shares of 5% Preferred Stock, which dividends are payable cumulatively in arrears.





































ITEM 6.	SELECTED FINANCIAL DATA



	The following selected financial data is derived from the Consolidated Financial Statements of the Company. The data should be read in conjunction with the Consolidated Financial
Statements, related Notes, and other financial information included herein.

 Statement of Operations Data1:

Year Ended December 31,
              Year Ended December 31,



 	1992 	1993 	1994 	1995 	1996

Gross revenue . . . . . . . . . . . . . . . . . . . . . . . . .
 . . 	$1,100,986 	$1,182,615 	$1,112,945 	$1,701,981 	$857,994

Less agency commissions  . . . . . . . . . . . . . . . . .
	(90,244) 	(72,245) 	(83,371) 	(77,093) 	(21,583)

              Net Revenues . . . . . . . . . . . . . . . . . . .
 . 	1,010,742 	1,110,370 	1,029,574 	1,624,888 	836,411

Cost of  revenues  . . . . . . . . . . . . . . . . . . . . . . .
 . 	555,579 	558,114 	480,740 	721,625 	362,885

Selling, general, and administrative  . . . . . . . .
	1,898,406 	1,693,366 	1,809,934  	988,021  	891,039

Depreciation and amortization  	369,451 	479,844 	466,817
	442,774 	533,247

Writedown of contract rights and installation          assets
   0   	  0   	400,000 	250,000 	1,018,666

              Loss From Operations  	(1,812,694) 	(1,620,954)
	(2,127,917) 	(777,532) 	(1,969,426)

Interest, net  . . . . . . . . . . . . . . . . . . . . . . . . .
 . . .  	66,920 	(19,300)  	36,887 	(2,089) 	(10,834)

     Less: Preferrred Stock dividend requirements 	$150,000
	$200,000 	$194,394 	182,873 	180,293

              Net Loss  . . . . . . . . . . . . . . . . . . . .
 . . . . 	$(1,895,774) 	$(1,840,254) 	$(2,285,429) 	$(962,434)
	$(2,160,553)

Net loss per common share  . . . . . . . . . . . . . . . .
$(1.10) 	$(.66) 	$(.35) 	$(.14) 	$(.31)

Weighted average number of  shares . . . . . . . . . 	1,724,551
	2,785,091 	6,904,,010  	 6,970,670 	 7,027,324







Balance Sheet Data1:

Year Ended December 31,
              Year Ended December 31,



 	1992 	1993 	1994 	1995 	1996

Working  capital (deficit) . . . . . . . . . . . . . . . .
	$34,472 	$904,582 	$(13,716) 	$(180,786)  	$(466,470)

Operating equipment, net . . . . . . . . . . . . . . . .
	1,917,595 	1,979,629 	2,097,516 	1,743,309 	400,000

Total assets . . . . . . . . . . . . . . . . . . . . . . . . . .
 . 	3,473,530 	5,508,893 	3,282,599 	2,632,411 	693,916

Total long-term obligations

   and redeemable preferred

   stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .
 . . .  	250,000 	0 	0 	0 	0

Common Stockholders' equity

  (deficit) (2)  . . . . . . . . . . . . . . . . . . . . . . . .
 . . . 	2,742,713 	4,759,930 	2,642,659 	1,866,481 	(62,336)







(1) The Company has a history of operating losses and has a working capital deficit and a deficit in common stockholders' equity. These conditions raise substantial doubt about the Company's ability to continue as a going concern. See Note 2 of Notes to Financial Statements.



(2) To date the Company has not declared any cash dividends on its Common Stock.



ITEM 7. 	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
			CONDITION AND RESULTS OF OPERATIONS



General



	The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere herein. Since inception, the Company has generated limited revenues, has incurred significant losses, and anticipates that losses will continue until the Company generates sufficient advertising and system sale revenues to offset its operating costs.



	On May 10, 1996, the Company, York Hannover Pharmaceuticals,
Inc. ("York Hannover") and Stockbridge Investment Partners Inc.
("Stockbridge") entered into an Agreement and Plan of Merger
(the "Merger Agreement") for the merger of York Hannover, a
wholly owned subsidiary of Stockbridge, with and into the
Company. Under the Merger Agreement, MetroVision would issue shares of its common stock to Stockbridge equal to approximately
72.5 percent of its total shares outstanding on a post merger basis, after giving effect to a 4.6 for 1 reverse split of
MetroVision common stock.  The Company's name would be changed to "York Hannover Health Care, Inc."  On November 7, 1996, the
Company filed a preliminary registration statement on Form S-4 to among other things register 4,000,000 shares of Common Stock
in connection with the merger.  													A special meeting
of the Company's shareholders is scheduled for April 1, 1997, at which the shareholders will be asked to consider the approval and adoption of the Merger Agreement and the Merger.  If the
Merger is consummated, the Company's principal business will be that currently conducted by York Hannover, which is the
purchase, repackaging and dispensing of prescription and non prescription medication in accordance with physician orders, and the delivery of prescriptions to a facility for administration to individual patients by the facilities nursing staff.  The current business will be continued pending sale or other
disposition.  In March 1997, the Company granted an option to an unaffiliated third party to purchase the Company's assets for cash and securities.  The option expires by its terms in
September if not theretofore exercised.



	The Company's major installations are in the PATH system in New York and New Jersey, the SEPTA system in Philadelphia and the BART system in the San Francisco Bay Area in California. The
Company has derived substantially all of its revenues from sales of advertising and information provider spots on the Commuter
Channel in the PATH, SEPTA and BART systems, and the sale of systems on a "turn-key" basis to transit authorities seeking to comply with the ADA. The Company and the CTA have mutually agreed to terminate the Company's Commuter Channel operations in the CTA effective March 31, 1996. For the year ended December
31, 1996, the Company derived approximately $30,000 of its revenue from this installation. The MBTA has recently notified the Company that it was terminating its contract with MetroVision. For the year ended December 31, 1996, the Company derived approximately $33,000 of its revenues from this installation.



Results of Operations



Fiscal Year Ended December 31, 1996 Compared to Year Ended
December 31, 1995



    	Gross Revenues. The Company derives its revenues from the sale or barter of advertising and information provider spots on the Commuter Channel, and the sale of complete systems to transit authorities. Gross revenues for the year ended December 31, 1996 were $857,994, a decrease of $843,987 or 49.6% from gross revenues of $1,701,981 for the year ended December 31, 1995. The decrease in gross revenues was primarily the result of decreases in sales of installed video systems to various transit authorities and advertising revenues. System sales revenue included in gross revenues was $287,998 and $700,184 for the years ended December 31, 1996 and 1995 respectively.



    	Agency Commissions. Agency commissions consist of fees charged by advertising agencies against the value of the advertising contracts billed to their clients by the Company. These commissions generally are 15% of gross revenues from advertisers represented by agencies. The total number of the Company's advertisers which are represented by agencies varies each month. Agency commissions for the year ended December 31, 1996 were $21,583, a decrease of $55,510 or 72% from agency commissions of $77,093 for the year ended December 31, 1995. The decrease in agency commission was principally the result of the decrease in advertising revenues.



	Net Revenues. Net revenues are equal to gross revenues after deducting advertising agency commissions. Net revenues for the year ended December 31, 1996 were $836,411, a decrease of $788,477 or 48.5% from net revenues of $1,624,888 for the year ended December 31, 1995. The decrease is the result of lower sales of installed video systems and advertising revenues in 1996 compared to 1995.



	Cost of Sales. Cost of sales consists primarily of costs of installed systems, commissions to installed transit systems, maintenance costs, and software licensing fees. Commissions to installed transit systems are based on a percentage of revenues.
 Maintenance costs and software licensing fees are directly related to increases in the number of installed television monitors and computers. Cost of sales for the year ended
December 31, 1996 were $362,885, a decrease of $358,740 or 49.7%
from the year ended December 31, 1995. The decrease was primarily attributed to the decrease in system sales revenues.
Cost of system sales included in the cost of sales were $137,103 and $415,143 for the years ended December 31, 1996 and 1995, respectively.



	Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 1996 were $891,039 a decrease of $96,982 or 9.8% from $988,021 for the year ended December 31, 1995. This decrease resulted primarily from decreases in salaries and wages, sales commissions and telephone expenses.



    	Depreciation and Amortization.   Depreciation and
amortization expense for the year ended December 31, 1996 was $533,247 an increase of $90,473 or 20.4% from $442,774 for the year ended December 31, 1995. This increase in depreciation and amortization expense is primarily the result of an increase in the amortization of certain contract rights.



	Write Down of Contract Rights and Installation Assets. The Company recorded a charge of $1,018,666 to reduce the carrying value of certain purchased contract rights, and equipment to their net realizable value. The ultimate realization of the operating assets is contingent upon the Company obtaining funds to complete the MBTA project which was halted, or obtaining a buyer for the related equipment.



	Interest Income. For the year ended December 31, 1996, interest income totaled $626 as compared to $5,901 for the year ended December 31, 1995. The decrease is the result of a smaller cash balance earning interest throughout most of 1996.



Fiscal Year Ended December 31, 1995 Compared to Year Ended
December 31, 1994.



	Gross Revenues.   Gross revenues for the year ended December
31, 1995 were $1,701,981, an increase of 52.9% from gross revenues of $1,112,945 for the year ended December 31, 1994.
The increase in gross revenues was primarily the result of increased sales of installed video systems to various transit authorities. System sales revenue included in gross revenues were $700,184 and $131,031 for the years ended December 31, 1995 and 1994 respectively.



	Agency Commissions. Agency commissions for the year ended December 31, 1995 were $77,093 , a decrease of 7.5% from agency commissions of $83,371 for the year ended December 31, 1994.
The decrease in agency commission was the result of an increased percentage of advertising contracts being negotiated with advertisers who use advertising agencies.



	Net Revenues. Net revenues for the year ended December 31, 1995 were $1,624,888, an increase of 57.8% from net revenues of $1,029,574 for the year ended December 31, 1994. The increase in net revenues resulted from higher sales of installed video systems in 1995 as compared to 1994.

	Cost of Sales. Cost of sales for the year ended December 31, 1995 were $721,625, a increase of $240,885 or 50% from the year ended December 31, 1994. This decrease is at a rate less than the increase in gross revenues due to a higher margin realized from system sales.



	Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 1995 were $988,021, a decrease of 45.4% or $821,913 from $1,809,934 for the year ended December 31, 1994. This decrease resulted primarily from decreases in salaries and wages and sales commissions.



    	Depreciation and Amortization.    Depreciation and
amortization expense for the year ended December 31, 1995 was $442,774 a decrease of 3% from $466,817 for the year ended December 31, 1994. The decrease in depreciation and amortization expense is primarily the result of equipment being fully depreciated.



	Write Down of Contract Rights and Installation Assets. The company recorded a charge in 1995 of $250,000 to reduce the carrying value of certain purchased contract rights and equipment purchased for the airport installations to their net realizable value. The ultimate realization of these assets is contingent upon the Company obtaining funds to complete the project, which was halted, or obtaining a buyer for the contract rights and related equipment.



	Interest Income. For the year ended December 31, 1995, interest totaled $5,901 as compared to $46,812 for the year ended December 31, 1994. The increase is the result of a smaller cash balance earning interest throughout most of 1995.



Liquidity and Capital Resources



 	At December 31, 1996 the Company had negative working capital of $466,470 and a ratio of current assets to current liabilities of (.28) as compared to (.43) at December 31, 1995.
 The decreases were primarily the result of decreases in cash, accounts receivable and prepaid expenses. Cash decreased from $97,125 at December 31, 1995 to $0 at December 31, 1996.
Accounts receivable decreased from $409,750 at December 31, 1995 to $283,545 at December 31, 1996. This decrease was primarily the result of lower system sales and advertising billings.
Operating equipment (gross) decreased from $3,967,051 at December 31, 1995 to $2,705,371 at December 31, 1996. This
decrease was primarily the result of the write-down or disposal of certain installation assets. Accounts payable decreased 29.2% from $182,545 at December 31, 1995 to $129,206 at December 31,
1996. This decrease was the result of a decrease of unpaid invoices related to the New Jersey Transit installation.
Accrued salaries and commissions increased from $132,284 at December 31, 1995 to $178,909 at December 31, 1996 This increase was primarily the result of the timing of payments to sponsors for accrued commissions. Common Stock and paid-in-capital increased to $7,241 and $13,436,519, respectively, at December 31, 1996. The increases in Common
Stock and capital in excess of par are the result of the exercise of 253,965 common stock purchase warrants. See Notes
8, 9 and 10 of the Consolidated Financial Statements. The retained deficit increased by $1,980,260 from $11,526,485 at December 31, 1995 to $13,506,475 at December 31, 1996. This
increase is the result of the net loss from operations in 1996.



	On May 22, 1996, the Company's Common Stock was de-listed from the NASDAQ Small Cap Market for failure to comply with certain listing requirements.



	On July 10, 1996 certain officers and directors loaned MetroVision $25,000 at 10% interest per annum with principal and accrued interest due no later than November 1, 1996. In connection with this borrowing MetroVision issued to the lenders warrants to purchase 69,000 shares of common stock at an
exercise price of $.15625 per share.  	In September, 1996,
certain officers and directors loaned MetroVision an additional $45,000 at 10% interest per annum with principal and interest due no later than December 1, 1996. In connection with this loan, MetroVision issued to the lenders warrants to purchase 133,200 shares of common stock at an exercise price of $.20 per share. As of December 31, 1996 the Company has not repaid these loans. The exercise price of these warrants approximated the market price for the shares on the date of issuance; therefore, no value was attributed to the warrants.



	On October 23, 1996, an action was filed seeking a judgment against the Company regarding a past due note of approximately $76,000 plus accrued interest and attorney fees. On January 27, 1997, MetroVision and the plaintiff entered into an agreement pursuant to which MetroVision has agreed to pay an aggregate of $61,325 in full satisfaction and discharge of the plaintiff's claims, which amounts will be paid in installments through July
1, 1997



	On November 6, 1996, the Company received net proceeds of approximately $51,000 as a result of the exercise of outstanding redeemable common stock purchase warrants.



	The Company is continuously engaged in discussions regarding the sale of new installations. The Company has entered into an agreement wherein it has received purchase orders amounting to approximately $1.3 million with New Jersey Transit to install and maintain approximately 21 transit stations of which approximately $1,028,000 has been received to date.





	The Company's independent auditors have included an explanatory paragraph in their report on the 1996 consolidated financial statements stating that recurring losses, resulting in negative cash flows, raise substantial doubt about the Company's ability to continue as a going concern. In as much as the Company will continue to have a high level of operating expenses (including the salaries and benefits of executive and other personnel), the Company anticipates that losses will continue until the Company generates sufficient advertising and system sale revenues to offset its operating costs. The Company believes that generation of that level of revenues is dependent upon, among other things (i), expanding its network through sales of complete systems to transit authorities seeking to comply with the ADA. (ii) the Company's ability to contract with select alternative/transit media sales organizations in order to significantly increase the sale of advertising on its network, which the Company believes will make its networks more attractive to advertisers and (iii) the completion of MetroVision's proposed merger with York Hannover or alternative strategic corporate and marketing alliances. There can be no assurance, however, that the Company will be able to generate significantly increased revenues or ever achieve profitable operations.



	The Company is not currently generating sufficient cash flow to fund its operations and is dependent on the contract with New
Jersey Transit or other financing in order to sustain its operations. Although there can be no assurance, MetroVision believes that, based on currently proposed plans and assumptions relating to its operations, and the contract with New Jersey
Transit and the Company's proposed merger with York Hannover, will be sufficient to satisfy the Company's contemplated cash requirements for 1997. In the event MetroVision's plans change or prove inaccurate or projected cash flows prove to be insufficient to fund operations, MetroVision would be required to seek additional financing. Other than the loans from certain officers and directors discussed above, MetroVision has no current arrangements with respect to or sources of additional financing, and there can be no assurance that financing will be available to the Company on commercially reasonable terms, if at all. Any inability to obtain additional financing could have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or cease its operations.



Recently Issued Accounting Standards



	In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123,
"Accounting for Stock-Based Compensation."



Subsequent Events

	In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share," effective for periods en

	On March 10, 1997, the Company entered into an agreement wherein it issued an option to purchase the operating and fixed assets of MetroVision for an aggregate of $400,000 in cash and debentures. The option will automatically expire September 1, 1997. On March 11, 1997 the Company received proceeds totaling $25,000 in consideration of the option.



	On March 14, 1997, the Massachusetts Bay Transit Authority notified the Company that it was terminating its contract with MetroVision effective immediately Citing default for failure to make certain payments, the MBTA has stated it would exercise its rights pursuant to certain provisions contained in the agreement and liquidate MetroVision's system assets currently located on MBTA property.



	In March 1997, the Company entered into a promissory note with the Company's President (who is also a Director of the Company) for a total of $14,750. The note requires repayment of one half
($7,375) of the note balance upon the Company's receipt of certain outstanding receivables with the remaining note balance and unpaid interest due no later than April 15, 1997. In consideration of the promissory note, the Company issued 40,710 common stock purchase warrants at $.125 per share. The exercise price represents the fair market value of the Company's common stock on the date of grant. The warrants expire in March 2002.



Net Operating Losses



	As of December 31, 1996, for federal income tax purposes, the Company has cumulative operating loss carryforwards of approximately $9,930,000 available to offset future taxable income through 2010. Due to a change in ownership as a result of the recapitalization in November 1993, the utilization of $6,400,000 of the pre ownership change losses are subject to an annual limitation of $150,000.



ITEM 8. 	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA



	The response to this item is submitted in a separate section of this report.



ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
			ACCOUNTING AND FINANCIAL DISCLOSURE



	On February 12, 1997, the company dismissed its principal accountant, Dannible & McKee LLP. Dannible & McKee LLP's reports on MetroVision's financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified as to audit scope or accounting principles, but contained an explanatory paragraph related to the Company's ability to continue as a going concern. The dismissal was recommended and approved by the Board of Directors of MetroVision. There were no disagreements (as defined by Item 304 of Regulation S-K) between MetroVision and Dannible & McKee LLP in the two most recent fiscal years and in the subsequent interim period regarding accounting principles or practices, financial statement disclosures or auditing scope or procedures.


	On February 12, 1997, the Company engaged the auditing firm of Arthur Andersen LLP to serve as the Company's independent auditors and to audit the Company's financial statements for the fiscal year ended December 31, 1996. Arthur Andersen LLP currently serves as the auditors for York Hannover
Pharmaceuticals, Inc., the company which is expected to merger with and into the Company in the proposed merger (see
"Business-Proposed Merger").

PART III





ITEM 10. 	DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT



	The information with respect to the Company's executive officers is contained in Part I. All other information required by this Item is set forth below.



Directors



	Information with respect to the Company's directors is set forth below.



 	 	 	Director Since

Name 	Age 	Position Presently Held

Robert F. Hussey 	47 	President & Director 	1991



Joseph A. Calabrese 	44 	Managing Director and 	1986

 	 	Director



Don Stephen Aron (1) 	52 	Director 	1990



William H. Hessick III (1) 	58 	Director 	1986







(1) Member of the Audit, Compensation and Stock Option Plan
Committees.





	Robert F. Hussey has served as a Director of the Company since February 1991 and was named President of the Company in June
1991.  From July 1985 to May 1991, Mr. Hussey was President and
Chief Executive Officer of POP Radio Corporation, an alternative media company which created an in-store broadcasting network.
POP Radio was purchased in 1991 by Heritage Media Corporation.
From 1979 to 1985, Mr. Hussey was Vice President of Grey
Advertising. Mr. Hussey has also held marketing positions at E.F. Hutton and American Home Products. He is a director of
Ivex Corporation, a private Company engaged in electronic hardware and software design and manufacturing. Mr. Hussey is a graduate of Georgetown University and received his MBA from George Washington University.



	Joseph A. Calabrese co-founded the Company in 1986 and served as Executive Vice President, Secretary, and a Director of the Company from 1986 to November 1993. In November 1993, Mr.
Calabrese was named Managing Director of the Company.  Mr.
Calabrese presently serves as Executive Director of Central New
York Regional Transit Authority.  From 1978 to 1986, Mr.
Calabrese was Assistant General Manager of the Central New York Regional Transit Authority. From 1975 to 1978, Mr. Calabrese held various positions with the Central New York Regional
Transit Authority. Mr. Calabrese holds a B.S. in Economics from Syracuse University and a M.B.A. Degree from the University of Buffalo. Mr. Calabrese has completed fellowship programs at Northeastern University, The University of Chicago and at the
Wharton School, University of Pennsylvania.



	Don Stephen Aron has served as a Director of the Company since March 1990. Since January 1992, Mr. Aron has been engaged in venture capital and real estate development, acting as Managing Director of The Aron Companies. Earlier from 1977 until January
1992, Mr. Aron was a General Partner of Gertner, Aron & Ledet Investments Inc., a private venture capital and real estate development firm. Since 1973, Mr. Aron has also been sole owner and operator of Aron Investment Company and First DSA
Corporation, both of which are engaged in the development and operation of apartments, warehouses, nursing homes and condominiums. Since 1968, Mr. Aron has been associated with Gilbert Gertner Enterprises, a real estate development firm. He is a director of several private corporations.



	William H. Hessick III has served as a Director of the Company since August 1986. Since 1963, Mr. Hessick has been President of Hessick Investment Corporation, a commercial and residential real estate developer.



Meetings of the Board



	During the fiscal year ended December 31, 1996 the Board of Directors of the Company held 5 meetings. During such period, each of the current directors of the Company attended 75% or more of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which such director served.



	The Board of Directors has three committees - an Audit
Committee, a Compensation Committee and a Stock Option Plan
Committee.



	The Compensation Committee makes recommendations to the Board of Directors regarding remuneration of executive officers and directors of the Company and the Stock Option Plan Committee administers the Company's stock option plans, respectively. The
Audit Committee was established to review the internal accounting procedures of the Company and to consult with and review the Company's independent auditors and the services provided by such auditors.



	The Stock Option Plan Committee held 1 meeting during the fiscal year. The Audit Committee and the Compensation Committee did not meet during the fiscal year.





ITEM 11.	EXECUTIVE COMPENSATION



	The following table sets forth all cash compensation paid by the Company, as well as certain other compensation paid or accrued, for the fiscal years ended December 31, 1994, 1995 and 1996 to the Company's President. None of the Company's executive officers other than the Company's President had a total annual salary and bonus exceeding $100,000 in the reported years.







SUMMARY COMPENSATION TABLE



			Long Term

			Compensation

		Annual

		Compensation (1)

Name and Pricipal 			Stock Options

Position 	Year 	Salary 	Granted



Robert F. Hussey 	1996 	$0 	35,000

President  and

Director 	1995 	$0 	25,000



    	1994 	$83,333 	---------





(1)	The value of perquisites and other personal benefits,
securities and other property paid			to or accrued for Mr.
Hussey did not exceed the lesser of $50,000 or 10% of such

	officer's total reported annual salary and bonus, and thus are not included in the table.



Stock Options



	The following table contains information concerning the grant of stock options under the Company's 1991 Stock Option Plan to the Company's President during the last fiscal year.



Option Grants in Last Fiscal Year



	Number of Shares 	Percent of Total

	Underlying 	Options Granted 	Exercise

	Options 	to Employees in 	Price Per

Expiration

Name 	Granted 	Fiscal Year 	Share

Date

Robert F. Hussey 	35,000 	 1996 	$.15





	The following table summarizes for the Company's President the total number of unexercised options held at December 31, 1996 and the aggregate dollar value of in-the-money, unexercised options held at December 31, 1996. The value of an unexercised, in-the-money option at fiscal year end is the difference between its exercise or base price and the fair market value of the underlying stock on December 31, 1996, which was $.125 per share. These values have not been and may never be, exercised;
and actual gains, if any, on exercise will depend on the value of shares of Common Stock on the date of exercise. There can be no assurance that these values will be realized.







Aggregated Option Exercises in Last Fiscal Year and Fiscal Year
End Option Value



 	 	 	 	Value of

 	 	 	Number of  	Unexercised

 	 	 	Unexercised 	In-The-Money

 	 	 	Options at  	Options at

 	 	 	Fiscal Year End 	Fiscal Year End



 	Shares Acquired 	Value  	Exercisable/ 	Exercisable/

Name 	on Exercise 	Realized 	Unexercisable 	Unexercisable



Robert F. Hussey 	N/A 	N/A 	224,286/ 25,000 	0/

 	 	 	 	0





Employment Agreements



	The Company entered into an employment agreement with Robert F. Hussey which expired in June 1994. The agreement provided that Mr. Hussey will not engage in a business competitive with the Company's current and anticipated business for the term of the agreement and for two years thereafter. On July 7, 1995, in order to demonstrate his personal commitment to the Company, Mr.
Hussey advised the Company that he had elected to forgo his cash compensation through June 30, 1996. On July 1, 1996, Mr. Hussey agreed to forego his cash compensation for an indefinite period.



Option Plan



	In June 1991, the Board of Directors approved the Company's Stock Option Plan (the "Option Plan") which was approved by the Company's stockholders on December 7, 1991. The Option Plan is administered by the Board of Directors or a committee appointed by the Board. Pursuant to the Option Plan, options to acquire an aggregate of 450,000 shares of Common Stock may be granted.
The Option Plan provides for grants to employees, consultants and directors of the Company or any parent or subsidiary (as defined in the Option Plan) of the Company.



	The Option Plan authorizes the Board to issue incentive stock options ("ISOs"), as defined in Section 422A of the Internal
Revenue Code of 1986, as amended (the "Code"), and stock options that do not conform to the requirements of that Code section ("Non-ISOs"). Consultants and directors who are not also employees of the Company may only be granted Non-ISOs. The exercise price of each ISO may not be less than 100% of the fair market value of the Common Stock at the time of grant, except that in the case of a grant to an employee who owns 10% or more of the outstanding stock of the Company or a subsidiary or parent of the Company (a "10% Stockholder"), the exercise price shall not be less than 110% of the fair market value on the date of grant. The exercise price of each Non-ISO granted under the Option Plan may not be less than 85% of the fair market value of the Common Stock at the time of grant or 110% of the fair market value in the case of a Non-ISO granted to a 10% Stockholder.
ISOs may not be exercised after the tenth anniversary (fifth anniversary in the case of any option granted to a 10%
Stockholder) of their grant. Options may not be transferred during the lifetime of an optionholder. No stock options may be granted under the Option Plan after May 31, 2001. Subject to the provisions of the Option Plan, the Board has the authority to determine the individuals to whom the stock options are to be granted, the number of shares to be covered by each option, the exercise price, the type of option, the option period, the restrictions, if any, on the exercise of the option, the terms for the payment of the option price and other terms and conditions. Payments by optionholders upon exercise of an option may be made (as determined by the Board) in cash or such other form of payment as may be permitted under the Option Plan, including, without limitation, by promissory note or by shares of Common Stock.



	To date, 450,000 options have been granted under the Option Plan, of which none have been exercised. All options granted under the Option Plan have been granted with an exercise price not less than 100% of the fair market value of the Common Stock on the date of grant.



Directors' Option Plan



	Members of the Board of Directors do not receive cash compensation for serving in such capacity. To compensate the Company's non-employee directors, in May 1993, the Board of Directors adopted the Company's 1993 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") and has authorized the issuance of options covering up to 50,000 shares of Common Stock under such plan (subject to appropriated adjustments in the event of stock splits, stock dividends and similar dilutive events). Under the Directors' Plan, each eligible director will automatically receive on the second Tuesday of May in each calendar year an option to purchase the sum of (i) 5,000 shares of Common Stock and (ii) the product of 1,000 shares of Common Stock and the number of meetings of the Board of Directors personally attended during the preceding fiscal year by such director. The exercise price of the shares of Common Stock subject to options granted to each director shall be the fair market value of the shares of Common Stock on the date of grant.
 Options granted under the Directors' Plan, with limited exceptions, may only be exercised within ten years of the date of grant and while the recipient of the option is a director of the Company. The options are nontransferable during the life of the option holder.



	To date, 50,000 options have been granted under the Directors Plan, of which none have been exercised.





ITEM 12. 	SECURITY OWNERSHIP OF CERTAIN  BENEFICIAL OWNERS AND

	MANAGEMENT



Principal Stockholders



	The following table sets forth information at March 22, 1997, based on information obtained from the persons named below or from reports filed on Schedules 13G or 13D, with respect to the beneficial ownership of shares of Common Stock by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and
(iii) each named executive officer and (iv) all officers and directors as a group.



	Amount

	and Nature of 	Percentage of

	Beneficial 	Outstanding

Name of  Beneficial Owner 	Ownership (1)  	Shares Owned



Robert F. Hussey (2) 	822,780 (3) 	10.8%

Joseph A. Calabrese (2) 	144,922 (4)  	1.9%

Don Stephen Aron (2) 	184,927 (5) 	1.2%

William H. Hessick III (2)  	59,990 (6)   	*%

William G. Walters 	1,939,490  	26.3%

c/o  Whale Securities

650 Fifth Avenue

New York, NY 10019

All officers and directors 	1,185,909 (7) 	12.9%



    as a group (5 persons)

___________________________

* Less than 1%







    (1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Report upon the conversion of convertible securities or the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that convertible securities, options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of this Report have been exercised.



	(2)	c/o MetroVision of North America, Inc., 424 Madison Avenue,
New York, New York 10017.



	(3)	Includes 19,926 shares upon conversion of shares of 5%
Preferred Stock, 150,410 shares issuable upon the exercise of immediately exercisable warrants and 232,619 shares issuable upon the exercise of immediately exercisable stock options.



	(4)	Includes 5,016 shares issuable upon conversion of shares of
5% Preferred Stock and 90,047 shares issuable upon the exercise of immediately exercisable stock options.



	(5)	Includes 35,003 shares issuable upon conversion of shares
of 5% Preferred Stock, 25,500 shares issuable upon the exercise of immediately exercisable stock options and 99,700 shares issuable upon exercise of immediately exercisable warrants.



	(6) Includes 1,658 shares issuable upon conversion of shares of 5% Preferred Stock and 24,500 shares issuable upon the exercise of immediately exercisable stock options and 13,800 shares issuable upon exercise of immediately exercisable warrants.



	(7)	See footnotes (3), (4), (5) and (6).





ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



Certain Transactions



	On July 10, 1996, each of Robert Hussey and Don Aron loaned MetroVision $12,500 at 10% interest per annum with principal and accrued interest due no later than November 1, 1996. In connection with this loan, MetroVision issued to each person warrants to purchase 34,500 shares of Common Stock at an exercise price of $.20 per share. MetroVision currently is in default of such loans, although no action has been taken to date to collect the unpaid sums. In September 1996, each of Robert Hussey and Don Aron loaned an additional $20,000, and William Hessick loaned $5,000 to MetroVision at 10% interest per annum with principal and interest due no later than December 1, 1996.
In connection with this loan, MetroVision issued to each Messrs. Hussey and Aron warrants to purchase 55,200 shares of Common
Stock, and issued to Mr. Hessick warrants to purchase 13,800 shares of Common Stock at an exercise price of $.15 per share. MetroVision currently is in default of such loans; however, no action has been taken to date to collect the unpaid sums.

PART IV





ITEM 14.	EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS

	ON FORM 8-K





(a)(1) 	Index of Financial Statements



	The following consolidated financial statements of MetroVision
of North America, Inc. 		are included:

	Report of independent public accountants - December 31, 1996 and 1995.

	Consolidated balance sheets - December 31, 1996 and 1995.

	Consolidated statements of operations - years ended December
31, 1996 and 1995.

	Consolidated statements of stockholders equity - years ended December 31, 1996 and 1995.

	Consolidated statements of cash flows - years ended December
31, 1996 and 1995.

	Notes to consolidated financial statements - December 31, 1996





(a)(2)	Index of Financial Statement Schedules





	All other schedules for which provision are made in the
applicable accounting regulation 	of the Securities and Exchange
Commission are not required under the related 	instructions or
are not applicable and therefore, have been omitted.





(a)(3)	Exhibits



 3.1(1)	Restated Certificate of Incorporation, as amended

 3.2(1)	Certificate of Amendment to Restated Certificate of
Incorporation.

 3.3(1)	By-laws.

 4.1(1) 	Unit Purchase Option sold to Whale Securities Co., L.P.
in December, 1991.

 4.2(4)	Form of Underwriter's Warrant Agreement between the
Company and Whale Securities Co., L.P.

 4.3(1)	Specimen Common Stock Certificate.

 4.4(4)	Form of Class B Warrant Agreement and Warrant
Certificate.

10.1(3)	Agreement, dated November 1, 1992, between the Company
and Target Vision, Inc. relating to the

	licensing of software.

10.2(1)	Agreement, dated August 9, 1989, between the Company and
Port Authority Trans Hudson

	Corporation.

10.3(1)	Agreement, dated July 29, 1987, between the Company and
the Chicago Transit Authority.

10.4(1)	Agreement, dated January 19, 1987, between the Company
and the Southeastern Pennsylvania

	Transportation Authority.

10.5(1)	Agreement, dated August 30, 1991, between the Company
and the San Francisco Bay Area Rapid

	Transit District.

10.6(3)	Agreement, dated August 13, 1992, between the Company
and the Massachusetts Bay Transportation

	Authority.

10.7(1)	1991 Stock Option Plan of the Company and forms of
incentive stock option agreement and non-

	qualified stock option agreement.*

10.8(4)	1993 Non Employee Directors Stock Option Plan of the
Company.*

10.11(1)	Agreement, dated October 3, 1991, by and between the
City of Syracuse and the Company.

10.12(1)	Financial Consulting Agreement entered into with Whale
Securities Co., L.P. in December 1991.

10.13(2)	Stock Purchase Agreement, dated October 28, 1992, by
and among the Company, A. Leigh Baier, all 		of the stockholders
of record and warrant holders of TouchTel, Inc., and certain
persons who loaned 		money to TouchTel, Inc.

10.14(3)	Agreement, dated as of October 28, 1991, between
TouchTel, Inc. and the Port Authority of New York		and New
Jersey.

10.16(4)	Registration Rights Agreement, dated April 16, 1993,
between the Company and Transportation Displays Incorporated
("TDI").

10.17(4)	Standstill and Non-Competition Agreement, dated April
16, 1993, between the Company and TDI.

10.24(4)	Agreement, dated May 24, 1993, between the Company and
Robert F. Hussey.

10.25(4)	Promissory Note, dated May 24, 1993, by the Company to
Robert F. Hussey.

10.26(4)	Warrant, dated May 24, 1993, issued to Robert F. Hussey.

10.27(4)	Agreement, dated March 8, 1993, between the Company and
Chief Communications America, Inc.

10.28(4)	Form of Financial Consulting Agreement entered into
with Whale Securities Co., L.P.

10.29(4)	Form of Agreement, dated September 1993, between the
Company and Bridge Investor.

10.30(4)	Form of Promissory Note, dated September 1993, by the
Company to Bridge Investor.

10.31(4)	Form of Warrant, dated September 1993, issued to Bridge
Investor.

10.32(4)	Form of agreement between the Company and certain
holders of options and warrants to purchase the		Company's
Common Stock and 5% Preferred Stock.

10.33(4)	Merger agreement, dated May 10, 1996 between the
Company and York Hannover Pharmaceuticals.

11.1	Computation of Earnings Per Share.

22.1(4)	Subsidiaries of the Company.

23.1(4)	Consents of independent public accountants.



_____________________





(1)	Exhibits to the Company's 1991 Registration Statement on
Form S-1 and its pre-effective amendments 		are incorporated
herein by reference.



(2)	Exhibits to the Company's Current Report on Form 8-K dated
December 10, 1992 are incorporated 		herein by reference.



(3)	Exhibits to the Company's Post Effective Amendment No. 2 to
Registration Statement on Form S-1		filed February 16, 1993 are
incorporated herein by reference.



(4)	Exhibits to the Company's 1993 Registration Statement on
Form S-1 (File No. 33-67786) and its pre-		effective amendments
are incorporated herein by reference.







	* Management Contract or Compensatory Plan or Arrangement



(b)	Reports on Form 8-K

	Change in accountants











SIGNATURES



	Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and State of New York on the 25th day of March, 1997.







						METROVISION OF NORTH AMERICA, INC.



	By:

	Robert F. Hussey

	President and Director







SIGNATURES



	Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and State of New York on the 25th day of March, 1997.







						METROVISION OF NORTH AMERICA, INC.



	By: /s/ Robert F. Hussey

	Robert F. Hussey

	President and Director

SIGNATURES





	Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and State of New York on the 25th day of March, 1996.



						METROVISION OF NORTH AMERICA, INC.





							By /s/   Robert F. Hussey

								Robert F. Hussey

								President and Director



	Pursuant to the requirements of the Securities Exchange Act of 1934, this reports has been signed below by the following persons on behalf of the registrant and in the capacities, and on the dates indicated.





						Titles				      Date





/s/        Robert F. Hussey

	Robert F. Hussey		President and Director

					(Principal Executive Officer)		March 27, 1997





/s/        Joseph A. Calabrese

	Joseph A. Calabrese		Managing Director

					& Director				March 27, 1997





/s/        Don Stephen Aron

	Don Stephen Aron		Director				March 27, 1997





/s/        William H. Hessick III

	William H. Hessick III		Director				March 27, 1997





/s/        David M. Fancher

	David M. Fancher		Chief Financial Officer

	 				& Secretary				March 27, 1997





SIGNATURES





	Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and State of New York on the 27th day of March 1997.



						METROVISION OF NORTH AMERICA, INC.





							By _________________________

								Robert F. Hussey

								President and Director



	Pursuant to the requirements of the Securities Exchange Act of 1934, this reports has been signed below by the following persons on behalf of the registrant and in the capacities, and on the dates indicated.





						Titles				      Date







	Robert F. Hussey		President and Director

					(Principal Executive Officer)		March 27, 1997







	Joseph A. Calabrese		Managing Director

					& Director				March 27, 1997







	Don Stephen Aron		Director				March 27, 1997







	William H. Hessick III		Director				March 27, 1997







	David M. Fancher		Chief Financial Officer

	 				& Secretary				March 27, 1997









Option Plan



	In June 1991, the Board of Directors approved the Company's Stock Option Plan (the "Option Plan") which was approved by the Company's stockholders on December 7, 1991. The Option Plan is administered by the Board of Directors or a committee appointed by the Board. Pursuant to the Option Plan, options to acquire an aggregate of 450,000 shares of Common Stock may be granted.
The Option Plan provides for grants to employees, consultants and directors of the Company or any parent or subsidiary (as defined in the Option Plan) of the Company.



	The Option Plan authorizes the Board to issue incentive stock options ("ISOs"), as defined in Section 422A of the Internal
Revenue Code of 1986, as amended (the "Code"), and stock options that do not conform to the requirements of that Code section ("Non-ISOs"). Consultants and directors who are not also employees of the Company may only be granted Non-ISOs. The exercise price of each ISO may not be less than 100% of the fair market value of the Common Stock at the time of grant, except that in the case of a grant to an employee who owns 10% or more of the outstanding stock of the Company or a subsidiary or parent of the Company (a "10% Stockholder"), the exercise price shall not be less than 110% of the fair market value on the date of grant. The exercise price of each Non-ISO granted under the Option Plan may not be less than 85% of the fair market value of the Common Stock at the time of grant or 110% of the fair market value in the case of a Non-ISO granted to a 10% Stockholder.
ISOs may not be exercised after the tenth anniversary (fifth anniversary in the case of any option granted to a 10%
Stockholder) of their grant. Options may not be transferred during the lifetime of an optionholder. No stock options may be granted under the Option Plan after May 31, 2001. Subject to the provisions of the Option Plan, the Board has the authority to determine the individuals to whom the stock options are to be granted, the number of shares to be covered by each option, the exercise price, the type of option, the option period, the restrictions, if any, on the exercise of the option, the terms for the payment of the option price and other terms and conditions. Payments by optionholders upon exercise of an option may be made (as determined by the Board) in cash or such other form of payment as may be permitted under the Option Plan, including, without limitation, by promissory note or by shares of Common Stock.



	To date, 450,000 options have been granted under the Option Plan, of which none have been exercised. All options granted under the Option Plan have been granted with an exercise price not less than 100% of the fair market value of the Common Stock on the date of grant.



Directors' Option Plan



	Members of the Board of Directors do not receive cash compensation for serving in such capacity. To compensate the Company's non-employee directors, in May 1993, the Board of Directors adopted the Company's 1993 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") and has authorized the issuance of options covering up to 50,000 shares of Common Stock under such plan (subject to appropriated adjustments in the event of stock splits, stock dividends and similar dilutive events). Under the Directors' Plan, each eligible director will automatically receive on the second Tuesday of May in each calendar year an option to purchase the sum of (i) 5,000 shares of Common Stock and (ii) the product of 1,000 shares of Common Stock and the number of meetings of the Board of Directors personally attended during the preceding fiscal year by such director. The exercise price of the shares of Common Stock subject to options granted to each director shall be the fair market value of the shares of Common Stock on the date of grant.
 Options granted under the Directors' Plan, with limited exceptions, may only be exercised within ten years of the date of grant and while the recipient of the option is a director of the Company. The options are nontransferable during the life of the option holder.



	To date, 50,000 options have been granted under the Directors Plan, of which none have been exercised.